EXHIBIT 99

Travelers Announces Settlement of All Asbestos-Related Coverage Claims
Relating to ACandS, Inc.

SAINT PAUL, Minn., July 6, 2007 — The Travelers Companies, Inc. (NYSE: TRV) today announced that it has entered into a settlement to resolve fully all current and future asbestos-related coverage claims against Travelers and its subsidiaries relating to ACandS, Inc.  Under the settlement agreement, Travelers will contribute $449 million to a trust to be established pursuant to ACandS’ plan of reorganization.  In connection with the settlement, Travelers expects to cede approximately $84 million to its reinsurers, for a net settlement of $365 million.  Travelers will fund the settlement from its existing asbestos reserves and does not anticipate any impact on earnings as a result of the settlement.

 “ACandS has been one of our most significant and longest-standing asbestos exposures,” said Jay S. Fishman, Chairman and Chief Executive Officer.  “Eliminating the uncertainty inherent in this litigation makes this a very good outcome for our company and our shareholders.”

The settlement is subject to a number of contingencies, including final court approval of both the settlement and a plan of reorganization for ACandS.

Travelers is a leading provider of property casualty insurance. For more information, visit www.travelers.com.

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